EXHIBIT 99.1

Shenandoah Telecommunications Company Reports First Quarter 2018 Results

Sprint Territory Expansion Completed

Net Income More Than Doubles, Operating Income Improved 34%

EDINBURG, Va., May 03, 2018 (GLOBE NEWSWIRE) --  Shenandoah Telecommunications Company (“Shentel”) (NASDAQ:SHEN) announces financial and operating results for the three months ended March 31, 2018.

Consolidated First Quarter Results

For the quarter ended March 31, 2018, the Company reported net income of $4.8 million, compared to net income of $2.3 million in the first quarter of 2017, representing an improvement of $2.5 million, or 106.3%. The Company completed the acquisition and integration of Sprint subscribers related to the additional Sprint territory under the affiliate agreement on February 1, 2018. The 2018 financial results include the impact of the new revenue recognition standard and Tax Reform.

Earnings per Share was $0.10 in the first quarter 2018 compared to $0.05 in the prior year period. Excluding the impact of the new revenue recognition standard, earnings in the first quarter 2018 were $0.09 per share.

Total revenues were $151.7 million, a decrease of 1.4% compared to first quarter 2017 revenues of $153.9 million.  Excluding the impact of the new revenue recognition standard, which became effective January 1, 2018, total revenues improved approximately $2.0 million. The adoption of the new revenue standard now requires the Company to report costs such as commissions for the national sales channel that are settled separately with Sprint as reductions of revenue. Previously these costs were recorded in cost of goods and services and in selling, general and administrative expense.

Total operating expenses were $137.4 million in the first quarter of 2018 compared to $143.2 million in the prior year period, a decrease of $5.8 million or 4.1%.  Excluding the impacts of the new revenue standard, operating expenses decreased $1.4 million due to a decrease in acquisition and integration costs related to the nTelos integration, and a decrease in depreciation and amortization as assets acquired in the nTelos acquisition were retired. These declines were partially offset by increases in network and selling costs associated with the continued expansion of our networks to support the increase and demand of our subscriber base.

Adjusted OIBDA decreased 6.6% to $68.7 million in the first quarter of 2018 from $73.5 million in the first quarter of 2017. Continuing OIBDA (Adjusted OIBDA less the benefit received from the waived Sprint management fee) decreased 7.7% to $59.6 million from $64.6 million. The adoption of the new revenue recognition standard did not have an impact on Adjusted OIBDA.

President and CEO Christopher E. French commented, “We’re pleased to have continued our momentum from the fourth quarter, delivering enhanced net profitability as well as revenue improvement in two of our segments. The early completion of our transition of nTelos to the Sprint affiliate model resulted in a significant reduction in operating expenses for the quarter and our upgraded network and service packages position us well as a leading telecommunications provider in all of the markets in our extended coverage area.”

Wireless

First quarter wireless revenue decreased $5.1 million or 4.4%, due primarily to the adoption of the new revenue recognition standard. Excluding the impacts of the new revenue recognition standard, revenues decreased $0.9 million driven by a decline in average revenue per subscriber offset by an increase in the number of Sprint's subscribers, including the acquisition of the new territory on February 1, 2018.  The decline in average revenue per subscriber was driven by promotions and discounts.

First quarter operating expenses decreased $10.8 million or 10.1%.  Excluding the impacts of the new revenue recognition standard, operating expenses decreased $6.3 million.  The decrease was due to the elimination of acquisition and integration costs related to the nTelos integration and a reduction in depreciation and amortization.  These decreases were offset by increases in network costs resulting from the completion of our 4G roll-out and expanded coverage, as well as additional selling costs.

Shentel served 774,861 wireless postpaid customers at March 31, 2018, up 8.0% over March 31, 2017.  First quarter postpaid churn was 1.9% and flat to the preceding quarter. The Company had net additions of 38,264 postpaid customers in the quarter, including 38,434 postpaid subscribers in the acquired territory. As of March 31, 2018, tablets and data devices were 8% of the postpaid base reflecting a net gain of 187 for these devices in the quarter.

Shentel served 250,191 prepaid wireless customers at March 31, 2018, an increase of 35 thousand compared to the first quarter of last year.  Total first quarter prepaid churn was 4.4%, down from 5.0% in Q1 2017.  The Company had net additions of 24,369 prepaid customers in the first quarter of 2018, including 15,691 prepaid subscribers in the acquired territory. Excluding the impact of the acquired territory, prepaid subscribers grew 3.7%.

First quarter 2018 Adjusted OIBDA in Wireless was $57.6 million, a decrease of 6.3% from the first quarter of 2017.  Continuing OIBDA in Wireless was $48.5 million, down 7.6% from the first quarter of 2017.

Mr. French continued, “We have significantly grown our coverage area through both the nTelos acquisition and the recent expansion of our Sprint relationship which added 1.1 million POPs in Lancaster County, Pennsylvania, central and southwestern Virginia, southern West Virginia and eastern Kentucky.  With the addition of these new markets, we’ve focused our marketing efforts on increasing customer awareness around our state-of-the-art network, extended coverage area and enhanced service offerings.  We have expanded into complementary markets where we can build networks designed to improve the customer experience by bridging coverage between our existing service areas and Sprint’s metro networks while also providing more continuous, reliable service.  We believe the benefits of our upgraded network and expanded market coverage will drive continued customer additions and market share growth.”

Cable

Service revenues in Cable increased $2.1 million or 7.8% to $28.5 million, primarily due to growth in High Speed Data and Voice RGUs, video rate increases implemented in January 2018 to pass through programming cost increases, and new and existing customers selecting higher speed data packages.  Operating expenses increased 1.2% or $0.3 million in the first quarter of 2018. In the first quarter the Company added 1,223 High Speed Data users and 188 voice users, and lost 1,058 video users. The impact of the new revenue recognition standard, which includes the deferral of incremental commissions and installation costs, was immaterial to operating income for the period ended March 31, 2018.

Adjusted OIBDA in Cable for first quarter 2018 was $11.7 million, up 26.2% from $9.3 million in the first quarter of 2017.

“Consumers increasingly demand high speed, availability, and reliability when they select a new cable provider or look to upgrade their existing service, and our robust network meets and exceeds these requirements. Our ability to provide both high speed bandwidth and dependability is a competitive advantage that allows us to attract new customers and to seamlessly meet the changing needs of our existing customers,” Mr. French stated.

Wireline

Revenue in Wireline increased 2.9% to $19.7 million in the first quarter of 2018, as compared to $19.2 million in the first quarter of 2017.  Carrier access and fiber revenue for the first quarter of 2018 was $12.9 million, an increase of 1.5% from the same quarter last year, primarily as a result of new fiber contracts. Increases in broadband service revenue offset the loss of regulated voice service revenue.  Operating expenses increased 6.1% or $0.9 million to $14.9 million for first quarter 2018, primarily due to costs to support new fiber contracts. The impact of the new revenue recognition standard, which includes the deferral of incremental commissions and installation costs, was immaterial to operating income for the period ended March 31, 2018.

Adjusted OIBDA in Wireline for first quarter 2018 was $8.1 million, as compared to $8.4 million in first quarter 2017.

Other Information

Capital expenditures were $24.4 million in the first quarter of 2018 compared to $38.6 million in the comparable 2017 period. The Company has spent or committed $47.7 million of the estimated 2018 capital budget.

Cash and cash equivalents as of March 31, 2018 were $49.4 million, compared to $78.6 million at December 31, 2017. During the quarter, the Company funded the expansion of the Sprint territory with $52 million of cash on hand. Outstanding debt at March 31, 2018 totaled $810.9 million, net of unamortized loan costs, compared to $822.0 million as of December 31, 2017.  As of March 31, 2018 no amounts were outstanding under the revolving line of credit.

Conference Call and Webcast

Teleconference Information:

Date: May 3, 2018
Time: 10:00 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 9476919
Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, through May 17, 2018 by calling (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company’s services include: wireless voice and data; cable video, internet and digital voice; fiber network and services; and regulated local and long distance telephone. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia, West Virginia, and portions of Kentucky and Ohio.  For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACTS:
Shenandoah Telecommunications, Inc.
James F. Woodward
Senior Vice President, Finance and Chief Financial Officer
540-984-5990
James.Woodward@emp.shentel.com

Or
John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
203-972-9200
jnesbett@institutionalms.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2018	December 31, 2017

Cash and cash equivalents	$49,448	$78,585
Other current assets	131,816	94,310
Total current assets	181,264	172,895

Investments	11,717	11,472
Property, plant and equipment, net	672,017	686,327
Intangible assets, net	413,537	380,979
Goodwill	146,497	146,497
Deferred charges and other assets, net	33,934	13,690
Total assets	$1,458,966	$1,411,860

Total current liabilities	130,604	137,584
Long-term debt, less current maturities	736,387	757,561
Other liabilities	183,539	166,493
Total shareholders' equity	408,436	350,222
Total liabilities and shareholders' equity	$1,458,966	$1,411,860

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017

Service revenues and other	$134,153	$150,521
Equipment revenues	17,579	3,359
Total operating revenues	151,732	153,880

Operating expenses:
Cost of services	49,342	48,776
Cost of goods sold	15,805	4,985
Selling, general and administrative	28,750	40,153
Acquisition, integration and migration expenses	—	4,489
Depreciation and amortization	43,487	44,804
Total operating expenses	137,384	143,207
Operating income (loss)	14,348	10,673

Other income (expense):
Interest expense	(9,332)	(9,100)
Gain (loss) on investments, net	(32)	120
Non-operating income (loss), net	1,021	1,255
Income (loss) before income taxes	6,005	2,948

Income tax expense (benefit)	1,176	607
Net income (loss)	$4,829	$2,341

Earnings (loss) per share:
Basic	$0.10	$0.05
Diluted	$0.10	$0.05
Weighted average shares outstanding, basic	49,474	49,050
Weighted average shares outstanding, diluted	50,024	49,834

The Company adopted ASU 2014-09, Revenue from Contracts with Customers (“Topic 606”), effective January 1, 2018, using the modified retrospective method as discussed in Note 2, Revenue from Contracts with Customers. The following table identifies the impact that the application of Topic 606 had on the Company for the three months ended March 31, 2018:

($ in thousands, except per share amounts)		Topic 606 Impact - Consolidated
	Prior to Adoption of Topic 606	Changes in Presentation (1)	Equipment Revenue (2)	Deferred Costs (3)	3/31/2018 As reported
Service revenues and other	$153,812	$(20,014)	$—	$355	$134,153
Equipment revenues	2,059	—	15,520	—	17,579
Total operating revenues	155,871	(20,014)	15,520	355	151,732
Cost of services	49,199	—	—	143	49,342
Cost of goods sold	6,118	(5,833)	15,520	—	15,805
Selling, general & administrative	42,967	(14,181)	—	(36)	28,750
Depreciation and amortization	43,487	—	—	—	43,487
Total operating expenses	141,771	(20,014)	15,520	107	137,384
Operating income	14,100	—	—	248	14,348
Other income (expense)	(8,343)	—	—	—	(8,343)
Income tax expense	1,110	—	—	66	1,176
Net income	$4,647	$—	$—	$182	$4,829

Earnings per share
Basic	$0.09				$0.10
Diluted	$0.09				$0.10
Weighted average shares o/s, basic	49,474				49,474
Weighted average shares o/s, diluted	50,024				50,024

______________________________________________________
1)        Amounts payable to Sprint for the reimbursement of costs incurred by Sprint in their national sales channel for commissions and device costs, and to provide on-going support to their prepaid customers in our territory were historically recorded as expense when incurred. Under Topic 606, these amounts represent consideration payable to our customer, Sprint, and are recorded as a reduction of revenue. In 2017, these amounts were approximately $44.8 million for the national commissions, previously recorded in selling, general and administrative, $18.7 million for national device costs previously recorded in cost of goods and services, and $16.9 million for the on-going service to Sprint's prepaid customers, previously recorded in selling, general and administrative.

2)     Costs incurred by the Company for the sale of devices under Sprint’s device financing and lease programs were previously recorded net against revenue. Under Topic 606, the revenue from device sales is recorded gross as equipment revenue and the device costs are recorded gross and reclassified to cost of goods and services. These amounts were approximately $63.8 million in 2017.

3)     Amounts payable to Sprint for the reimbursement of costs incurred by Sprint in their national sales channel for commissions and device costs, which historically have been expensed when incurred, are deferred and amortized against revenue over the expected period of benefit of approximately 21 to 24 months.  In Cable and Wireline, installation revenues are recognized over a shorter period of benefit. The deferred balance as of March 31, 2018 is approximately $52.9 million and is classified on the balance sheet as current and non-current assets, as applicable.

The following table identifies the impact that the application of Topic 606 had on the Company's Wireless operations for the three months ended March 31, 2018:

($ in thousands)		Topic 606 Impact - Wireless
	Prior to Adoption of Topic 606	Changes in Presentation (1)	Equipment Revenue (2)	Deferred Costs (3)	3/31/2018 As reported
Service revenues and other	$112,683	$(20,014)	$—	$355	$93,024
Equipment revenues	1,854	—	15,520	—	17,374
Total operating revenues	114,537	(20,014)	15,520	355	110,398
Cost of services	33,750	—	—	—	33,750
Cost of goods sold	6,040	(5,833)	15,520	—	15,727
Selling, general & administrative	26,316	(14,181)	—	—	12,135
Depreciation and amortization	33,925	—	—	—	33,925
Total operating expenses	100,031	(20,014)	15,520	—	95,537
Operating income	14,506	—	—	355	14,861

______________________________________________________
1)     Amounts payable to Sprint for the reimbursement of costs incurred by Sprint in their national sales channel for commissions and device costs, and to provide on-going support to their prepaid customers in our territory were historically recorded as expense when incurred. Under Topic 606, these amounts represent consideration payable to our customer, Sprint, and are recorded as a reduction of revenue. In 2017, these amounts were approximately $44.8 million for the national commissions, previously recorded in selling, general and administrative, $18.7 million for national device costs previously recorded in cost of goods and services, and $16.9 million for the on-going service to Sprint's prepaid customers, previously recorded in selling, general and administrative.

2)     Costs incurred by the Company for the sale of devices under Sprint’s device financing and lease programs were previously recorded net against revenue. Under Topic 606, the revenue from device sales is recorded gross as equipment revenue and the device costs are recorded gross and reclassified to cost of goods and services. These amounts were approximately $63.8 million in 2017.

3)     Amounts payable to Sprint for the reimbursement of costs incurred by Sprint in their national sales channel for commissions and device costs, which historically have been expensed when incurred, are deferred and amortized against revenue over the expected period of benefit of approximately 21 to 24 months. The deferred balance as of March 31, 2018 is approximately $43.2 million and is classified on the balance sheet as current and non-current assets, as applicable.

Non-GAAP Financial Measures

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with Adjusted OIBDA and Continuing OIBDA, which are considered “non-GAAP financial measures” under SEC rules.

Adjusted OIBDA is defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of:  certain non-recurring transactions; impairment of assets; gains and losses on asset sales; actuarial gains and losses on pension and other post-retirement benefit plans; and share-based compensation expense, amortization of deferred costs related to the adoption of Topic 606, and adjusted to include the benefit received from the waived management fee by Sprint over the next approximately five-year period. Continuing OIBDA is defined as Adjusted OIBDA, less the benefit received from the waived management fee by Sprint. Adjusted OIBDA and Continuing OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that Adjusted OIBDA and Continuing OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance.  We use Adjusted OIBDA and Continuing OIBDA as supplemental performance measures because management believes these measures facilitate comparisons of our operating performance from period to period and comparisons of our operating performance to that of our peers and other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made.  In the future, management expects that the Company may again report Adjusted OIBDA and Continuing OIBDA excluding these items and may incur expenses similar to these excluded items.  Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes.  By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes Adjusted OIBDA and Continuing OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors.  In addition, we believe that Adjusted OIBDA and Continuing OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA and Continuing OIBDA have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.  These limitations include the following:

  they do not reflect capital expenditures;
  many of the assets being depreciated and amortized will have to be replaced in the future and Adjusted OIBDA and Continuing OIBDA do not reflect cash requirements for such replacements;
  they do not reflect costs associated with share-based awards exchanged for employee services;
  they do not reflect interest expense necessary to service interest or principal payments on indebtedness;
  they do not reflect gains, losses or dividends on investments;
  they do not reflect expenses incurred for the payment of income taxes; and
  other companies, including companies in our industry, may calculate Adjusted OIBDA and Continuing OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers Adjusted OIBDA and Continuing OIBDA as financial performance measures that supplement but do not replace the information reflected in our GAAP results.

The following tables reconcile Adjusted OIBDA and Continuing OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure, for the three months ended March 31, 2018 and 2017:

Three Months Ended March 31, 2018 (in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Operating income	$14,861	$5,527	$4,772	$(10,812)	$14,348
Deferral of costs due to Topic 606	(354)	141	(35)	—	(248)
Plus depreciation and amortization	33,925	6,024	3,394	144	43,487
Plus share based compensation expense	—	—	—	2,037	2,037
Plus the benefit received from the waived management fee (1)	9,048	—	—	—	9,048
Plus amortization of intangibles netted in rent expense	81	—	—	—	81
Less actuarial gains on pension plans	—	—	—	(82)	(82)
Adjusted OIBDA	57,561	11,692	8,131	(8,713)	68,671
Less waived management fee	(9,048)	—	—	—	(9,048)
Continuing OIBDA	$48,513	$11,692	$8,131	$(8,713)	$59,623

Three Months Ended March 31, 2017 (in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Operating income	$9,137	$3,139	$5,073	$(6,676)	$10,673
Plus depreciation and amortization	35,752	5,788	3,132	132	44,804
Plus (gain) loss on asset sales	(24)	(23)	30	(11)	(28)
Plus share based compensation expense	725	364	146	331	1,566
Plus the benefit received from the waived management fee (1)	9,184	—	—	—	9,184
Plus amortization of intangibles netted in rent expense	258	—	—	—	258
Plus temporary back office costs to support the billing operations through migration (2)	2,593	—	—	2	2,595
Plus acquisition, integration and migration related expenses	3,792	—	—	697	4,489
Adjusted OIBDA	61,417	9,268	8,381	(5,525)	73,541
Less waived management fee	(8,940)	—	—	—	(8,940)
Continuing OIBDA	$52,477	$9,268	$8,381	$(5,525)	$64,601

________________________________
 1)    Under our amended affiliate agreement, Sprint agreed to waive the Management Fees charged on both postpaid and prepaid revenues, up to $4.2 million per month, until the total amount waived reaches approximately $255.6 million, which is expected to occur in 2022.
 2)    Represents back office expenses required to support former nTelos subscribers that migrated to the Sprint back office.

Operating Results

Three Months Ended March 31, 2018
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$89,759	$28,471	$5,308	$—	$—	$123,538
Equipment revenues	$17,374	$159	$46	$—	$—	$17,579
Other	2,026	2,050	6,539	—	—	10,615
Total external revenues	109,159	30,680	11,893	—	—	151,732
Internal revenues	1,239	1,031	7,814	—	(10,084)	—
Total operating revenues	110,398	31,711	19,707	—	(10,084)	151,732

Operating expenses
Costs of services	33,750	15,156	9,802	—	(9,366)	49,342
Cost of goods sold	15,727	56	22	—	—	15,805
Selling, general and administrative	12,135	4,948	1,717	10,668	(718)	28,750
Acquisition, integration and migration expenses	—	—	—	—	—	—
Depreciation and amortization	33,925	6,024	3,394	144	—	43,487
Total operating expenses	95,537	26,184	14,935	10,812	(10,084)	137,384
Operating income (loss)	$14,861	$5,527	$4,772	$(10,812)	$—	$14,348

Three Months Ended March 31, 2017
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$108,186	$26,411	$5,048	$—	$—	$139,645
Equipment revenues	$3,145	$182	$32	$—	$—	$3,359
Other	2,897	1,853	6,126	—	—	10,876
Total external revenues	114,228	28,446	11,206	—	—	153,880
Internal revenues	1,235	567	7,948	—	(9,750)	—
Total operating revenues	115,463	29,013	19,154	—	(9,750)	153,880

Operating expenses
Costs of services	33,423	15,178	9,233	—	(9,058)	48,776
Cost of goods sold	4,895	50	40	—	—	4,985
Selling, general and administrative	28,464	4,858	1,676	5,847	(692)	40,153
Acquisition, integration and migration expenses	3,792	—	—	697	—	4,489
Depreciation and amortization	35,752	5,788	3,132	132	—	44,804
Total operating expenses	106,326	25,874	14,081	6,676	(9,750)	143,207
Operating income (loss)	$9,137	$3,139	$5,073	$(6,676)	$—	$10,673

Wireless Service Revenues

	Three Months Ended March 31,		Change
(in thousands)	2018	2017	$	%
Wireless Service Revenues:
Postpaid net billings (1)	$93,290	$92,989	$301	0.3
Amortization of deferred contract & other costs (3)	(6,871)	—	(6,871)	*
Management fee	(7,400)	(7,383)	(17)	0.2
Net service fee	(7,955)	(7,200)	(755)	10.5
Total Postpaid Service Revenue	71,064	78,406	(7,342)	(9.4)

Prepaid net billings (2)	26,341	25,202	1,139	4.5
Amortization of deferred contract & other costs (3)	(12,788)	—	(12,788)	*
Sprint management fee	(1,649)	(1,557)	(92)	5.9
Total Prepaid Service Revenue	11,904	23,645	(11,741)	(49.7)

Travel and other revenues	6,791	6,135	656	10.7
Total Service Revenues	$89,759	$108,186	$(18,427)	(17.0)

_______________________________________________________
1)     2018 includes the effect of the adoption of Topic 606 that requires the Company to report transactions previously classified as cost of goods sold as reductions of revenue.
2)     Postpaid net billings are defined under the terms of the affiliate contract with Sprint to be the gross billings to customers within our wireless network coverage area less billing credits and adjustments and allocated write-offs of uncollectible accounts.
3)      Due to the adoption of Topic 606, costs reimbursed to Sprint for commission and acquisition cost incurred in their national sales channel are recorded as reduction of revenue and amortized over the period of benefit.  Additionally, costs reimbursed to Sprint for the support of their prepaid customer base are recorded as a reduction of revenue.  These costs were previously recorded in cost of goods sold, and selling, general and administrative.

Supplemental Information

Subscriber Statistics

The following tables indicate selected operating statistics of Wireless, including Sprint subscribers, as of the dates shown:

	March 31, 2018 (3)	December 31, 2017 (4)	March 31, 2017	December 31, 2016
Retail PCS Subscribers – Postpaid	774,861	736,597	717,150	722,562
Retail PCS Subscribers – Prepaid (1)	250,191	225,822	214,771	206,672
PCS Market POPS (000) (2)	7,023	5,942	5,536	5,536
PCS Covered POPS (000) (2)	5,889	5,272	4,836	4,807
CDMA Base Stations (sites)	1,742	1,623	1,476	1,467
Towers Owned	193	192	196	196
Non-affiliate Cell Site Leases	192	192	206	202

_______________________________________________________

  As of September 2017, the Company is no longer including Lifeline subscribers to be consistent with Sprint's policy. Historical customer counts have been adjusted accordingly.
  "POPS" refers to the estimated population of a given geographic area.  Market POPS are those within a market area which we are authorized to serve under our Sprint PCS affiliate agreements, and Covered POPS are those covered by our network. As of December 31, 2017, the data source for POPS is U.S. census data. Historical periods previously referred to other third party population data and have been recast to refer to U.S. census data.
  Beginning March 31, 2018 includes Richmond Expansion Area.
  Beginning December 31, 2017 includes Parkersburg Expansion Area.
	Three Months Ended March 31,
	2018	2017
Gross PCS Subscriber Additions – Postpaid	81,420	38,701
Net PCS Subscriber Additions (Losses) – Postpaid	38,264	(5,412)
Gross PCS Subscriber Additions – Prepaid (1)	55,802	39,445
Net PCS Subscriber Additions (Losses) – Prepaid (1)	24,369	8,099
PCS Average Monthly Retail Churn % - Postpaid (2)	1.89%	2.05%
PCS Average Monthly Retail Churn % - Prepaid (1)	4.42%	5.01%

_______________________________________________________

  The Company is no longer including Lifeline subscribers to be consistent with Sprint's policy. Historical customer counts and churn % have been adjusted accordingly.
  PCS Average Monthly Retail Churn is the average of the monthly subscriber turnover, or churn, calculations for the period.

The subscriber statistics shown above include the following:

	February 1, 2018	April 6, 2017	May 6, 2017
	Richmond Expansion Area	Parkersburg Expansion Area	nTelos Area
PCS Subscribers - Postpaid	38,343	19,067	404,965
PCS Subscribers - Prepaid	15,691	5,962	154,944
Acquired PCS Market POPS (000) (1)	1,082	511	3,099
Acquired PCS Covered POPS (000) (1)	602	244	2,298
Acquired CDMA Base Stations (sites) (2)	105	—	868
Towers	—	—	20
Non-affiliate Cell Site Leases	—	—	10

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  POPS refers to the estimated population of a given geographic area.  Market POPS are those within a market area which we are authorized to serve under our Sprint PCS affiliate agreements, and Covered POPS are those covered by our network.
  As of March 31, 2018 we have shut down 107 overlap sites associated with the nTelos Area.

The following table shows selected operating statistics for Cable as of the dates shown:

	March 31, 2018	December 31, 2017	March 31, 2017	December 31, 2016
Homes Passed (1)	184,975	184,910	184,819	184,710
Customer Relationships (2)
Video users	43,264	44,269	47,160	48,512
Non-video customers	35,133	33,559	30,765	28,854
Total customer relationships	78,397	77,828	77,925	77,366
Video
Users (3)	45,555	46,613	49,384	50,618
Penetration (4)	24.6%	25.2%	26.7%	27.4%
Digital video penetration (5)	75.8%	76.2%	77.1%	77.4%
High-speed Internet
Available Homes (6)	184,975	184,910	183,935	183,826
Users (3)	65,141	63,918	61,815	60,495
Penetration (4)	35.2%	34.6%	33.6%	32.9%
Voice
Available Homes (6)	184,975	182,379	181,198	181,089
Users (3)	22,743	22,555	21,647	21,352
Penetration (4)	12.3%	12.4%	11.9%	11.8%
Total Revenue Generating Units (7)	133,439	133,086	132,846	132,465
Fiber Route Miles	3,371	3,356	3,233	3,137
Total Fiber Miles (8)	124,701	122,011	100,799	92,615
Average Revenue Generating Units	132,865	132,759	132,419	131,218

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 1)    Homes and businesses are considered passed (“homes passed”) if we can connect them to our distribution system without further extending the transmission lines.  Homes passed is an estimate based upon the best available information.

 2)    Customer relationships represent the number of billed customers who receive at least one of our services.

 3)    Generally, a dwelling or commercial unit with one or more television sets connected to our distribution system counts as one video customer.  Where services are provided on a bulk basis, such as to hotels and some multi-dwelling units, the revenue charged to the customer is divided by the rate for comparable service in the local market to determine the number of customer equivalents included in the customer counts shown above.

 4)    Penetration is calculated by dividing the number of users by the number of homes passed or available homes, as appropriate.

 5)    Digital video penetration is calculated by dividing the number of digital video users by total video users.  Digital video users are video customers who receive any level of video service via digital transmission.  A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video user.

 6)    Homes and businesses are considered available (“available homes”) if we can connect them to our distribution system without further extending the transmission lines and if we offer the service in that area.

 7)    Revenue generating units are the sum of video, voice and high-speed internet users.

 8)    Total Fiber Miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance.  For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

The following table shows selected operating statistics for Wireline as of the dates shown:

	March 31, 2018	December 31, 2017	March 31, 2017	December 31, 2016
Telephone Access Lines	17,765	17,933	18,160	18,443
Long Distance Subscribers	8,980	9,078	9,134	9,149
Video Customers (1)	4,912	5,019	5,201	5,264
DSL and Cable Modem Subscribers (2)	14,695	14,665	14,527	14,314
Fiber Route Miles	2,078	2,073	1,997	1,971
Total Fiber Miles (3)	155,188	154,165	145,060	142,230

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  Wireline’s video service passes approximately 16,500 homes.
  December 2017 and December 2016 totals include 2,105 and 1,072 customers, respectively, served via the coaxial cable network.  During 2016, we modified the way we count subscribers when a commercial customer upgrades its internet service via a fiber contract.
  Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance.  For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.